UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2006

Gladstone Capital Corporation

(Exact name of registrant as specified in its chapter)

Maryland	814-00237	54-2040781
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1521 Westbranch Drive, Suite 200		22102
McLean, Virginia		(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (703) 287-5800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On October 1, 2006, Gladstone Capital Corporation (the “Company”) entered into an Amended and Restated Investment Advisory Agreement (the “Amended Advisory Agreement”) with its external investment adviser, Gladstone Management Corporation (the “Adviser”), and an Administration Agreement (the “Administration Agreement”) with Gladstone Administration, LLC, a wholly-owned subsidiary of the Adviser.

Under the terms of the Amended Advisory Agreement, the Adviser will continue to manage the investment and reinvestment of the Company’s assets, including identifying, evaluating, and structuring such investments; continuously review, supervise and administer the Company’s investment program to determine in its discretion the securities to be purchased or sold and the portion of the Company’s assets to be held un-invested; offer to provide significant managerial assistance to the issuers of securities in which the Company is invested as required by the Investment Company Act of 1940, as amended; arrange debt financing for the Company; provide the Company with all required records concerning the Adviser’s efforts on behalf of the Company; and provide regular reports to the Company’s Board concerning the Adviser’s activities on behalf of the Company.

The Amended Advisory Agreement provides for an annual base management fee equal to 2% of the Company’s assets and an income-based incentive fee which will reward the Adviser if the Company’s quarterly net investment income (before giving effect to the incentive fee) exceeds 1.75% of net assets. The agreement also provides for an annual capital gains-based incentive fee, whereby the Adviser will receive an annual fee equal to 20% of the Company’s realized capital gains (net of realized capital losses and unrealized capital depreciation since inception of the Company). These incentive fees are intended to replace the Company’s equity incentive plan and stock options, which have been terminated in connection with the Company’s entrance into the Amended Advisory Agreement and Administration Agreement.

Under the terms of the Administration Agreement, Gladstone Administration will manage the Company’s day-to-day operations and administration, record keeping and regulatory compliance functions. The Company will pay separately for administrative services under the Administration Agreement, which payments will be equal to the Company’s allocable portion of Gladstone Administration’s overhead expenses in performing its obligations under the Administration Agreement, including rent, and the Company’s allocable portion of the salaries and benefits expenses of its chief financial officer, chief compliance officer and controller and their respective staffs.

The Amended Advisory and Administration Agreements were approved by the Company’s stockholders at a special meeting on December 2, 2005.

Item 1.02. Termination of a Material Definitive Agreement

On September 30, 2006, the Company terminated its Amended and Restated 2001 Equity Incentive Plan (the “Plan”).   On April 11, 2006, the Company’s Board of Directors accelerated in full the vesting of all outstanding options under the Plan, other than options held by the Company’s non-employee directors.  On April 12, 2006, the Company extended an offer to its then-current stock option holders to amend the terms of all outstanding stock options under the Plan to accelerate the contractual expiration date of these options to September 30, 2006.  The offer was filed with the U.S. Securities and Exchange Commission on April 12, 2006, was conducted in accordance with the federal tender offer rules and regulations, and was conditioned upon the acceptance by 100% of the current stock option holders.  On May 31, 2006, all the holders of outstanding stock options accepted the offer.  The acceptance of this offer enabled the Company to terminate the Plan and all outstanding stock options under the Plan effective September 30, 2006, thus allowing the implementation of the Amended Advisory Agreement and Administration Agreement on October 1, 2006.

Item 9.01 Financial Statements and Exhibits

(a)           Not applicable.

(b)          Not applicable.

(c)           Not applicable.

(d)          Exhibits.

Exhibit No.	Description
99.1	Amended and Restated Investment Advisory and Management Agreement between Gladstone Capital Corporation and Gladstone Management Corporation, dated October 1, 2006.

99.2	Administration Agreement between Gladstone Capital Corporation and Gladstone Administration, LLC, dated October 1, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gladstone Capital Corporation (Registrant)

October 4, 2006	By:	David Gladstone
(David Gladstone, Chief Executive Officer)

EXHIBIT INDEX

Exhibit No.	Description
99.1	Amended and Restated Investment Advisory and Management Agreement between Gladstone Capital Corporation and Gladstone Management Corporation, dated October 1, 2006.

99.2	Administration Agreement between Gladstone Capital Corporation and Gladstone Management Corporation, dated October 1, 2006.